Registration Statement No. 333-217200
Filed Pursuant to Rule 433
July 17, 2018

   F  ETN  Details   BMO  REX  MicroSectorsTM  FANG+TM  Index  -3X  Inverse  Leveraged  ETNs  ETN  Overview   REX MICROSECTORS July  2018    Ticker Intraday  NAV  CUSIP ISIN  Expense  Ratio    Daily  Financing  Rate   Leverage  Factor Leverage  Reset  Frequency Exchange Issuer Initial  Trade  Date Maturity  Date   Index  Details Index  Name  Index  Ticker  Live  Date Evaluation  Frequency  Rebalance  Frequency  Weighting Number  of  Constituents    FNGD FNGDIV 063679864 US0636798649 0.95%  per  annum,  accrued  on  a  daily  basis  US  Federal  Funds  Effective  Rate  minus 1.00%  per  annum, accrued  on  a  daily  basis   -3x Daily NYSE  Arca Bank  of  Montreal   1/22/2018 1/8/2038    NYSE  FANG+"  Index   NYFANGT 9/26/2017 Quarterly Quarterly Equal 10   The  BMO  REX  MicroSectors'  FANG+'  Index  -3X  Inverse  Leveraged  ETN  is  linked  to  the  performance  of the  NYSE  FANG+T"  Index.  The  ETN  offers  investors  the  total  return  of  the  NYSE  FANG+T"  Index  on  a  daily compounded  -3x  inverse  leveraged  basis,  before  taking  into  account  fees. What  is  the  NYSE  FANG+TM  Index The  NYSE  FANG+'  index  includes  10  highly  liquid  stocks  that  represent  a  segment  of  the  technology and  consumer  discretionary  sectors  consisting  of  highly-traded  growth  stocks  of  technology  and tech-enabled  companies.  The  index's  underlying  composition  is  equally  weighted  across  all  stocks,  providing  a  performance  benchmark  that  allows  for  a  more  value-driven  approach  to  investing.  While the  performance  of  indices  weighted  by  market  capitalization  can  be  dominated  by  a  few  of  the  largest stocks,  an  equal-weighting  allows  for  a  more  representative  portfolio.  More  information  about  the  index can  be  found  here  https://www.theice.com/fangplus. Hypothetical  and  Historical  Performance  (Total  Return)  YTD 1Mo 3Mo 6Mo 1Yr 2Yr Inception* NYSE  FANG+'  Index 29.24% 5.01% 17.73% 29.24% 56.24% 145.51% 190.47%  S&P  500°  Index 2.65% 0.62% 3.43% 2.65% 14.36% 34.82% 46.15%  NASDAQ  Composite  Index 9.38% 0.98% 6.61% 9.38% 23.64% 58.76% 71.92%  As  of  6/30/2018 *The  NYSE  FANG+"  Index  was  launched  on  9/26/2017  NYSE  FANG+"  Index  data  prior  to  that  date  is  hypo- thetical  and  reflects  the  application  of  the  Index  methodology  in  hindsight.   The  hypothetical  data  cannot  completely  account  for  the  impact  of  financial  risk  in  actual  trading.  Past  historical  or  hypothetical  data  is  not  a  guarantee  of  future  Index  performance.  See  "Use  of  Hypothetical  Back-Tested  Data"  in  this  document.  Source:  Bloomberg  L.P.  Current  performance  may  be  higher  or  lower  than  performance  data  quoted.  Incep- tion  data  from  9/19/2014.  Returns  less  than  one  year  are  cumulative.  Call  877369.5412  for  current  month- end  performance. Hypothetical  and  Historical  Index  Performance  —  NYSE  FANG.'"  Total  Return  Index  —  S&P  500.  Total  Return  Index —  NASDAQ  Composite  Total  Return  Index 330 -   For  the  Index  Website  click  here   Index  Constituents  Name Weight Facebook  (FB) 10% Apple  (APPL) 10% Amazon  (AMZN) 10% Netflix  (NFLX) 10% Google  (GOOGL) 10% Alibaba  (BABA) 10% Baidu  (BIDU) 10% NVIDIA  (NVDA) 10% Tesla  (TSLA) 10% Twitter  (TWTR) 10% As  of  6/15/2018    280    230    180    130    80 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 2014 2015 2015 2015 2015 2016 2016 2016 2016 2017 2017 2017 2017 2018 2018 Source:  Bloomberg  L.P.  Data  from  9/19/2014  to  6/30/2018.  Past  performance  does  not  guarantee future  results.  The  NYSE  FANG+"  Index,  an  equal-dollar  weighted  index,  was  created  by  NYSE  in  2017 to  provide  exposure  to  a  select  group  of  highly-traded  growth  stocks  of  technology  and  tech-enabled companies.  The  NYSE  FANG+"  Index  was  launched  on  9/26/2017  NYSE  FANG'"  +  Index  data  prior to  that  date  is  hypothetical  and  reflects  the  application  of  the  Index  methodology  in  hindsight.   The hypothetical  data  cannot  completely  account  for  the  impact  of  financial  risk  in  actual  trading.   Past historical  or  hypothetical  data  is  not  a  guarantee  of  future  Index  performance.  See  "Use  of  Hypothetical Back-Tested  Data"  in  this  document. REX  MicroSectorsTM REX  MicroSectorsT"  provide  concentrated  exposure  to  investable  market  segments  that  heavily  influence many  investor  portfolios.  Developed  as  high-impact  trading  and  hedging  instruments,  BMO  REX MicroSectorsT"  ETNs  give  investors  precise  exposure  to  popular  niches  of  the  market.     Member  FINRA,  SIPC   NOT  FDIC  INSURED  /  NOT  BANK  GUARANTEED  /  MAY  LOSE  VALUE Continued  on  next  page      Amu l   BMO  REX  MicroSectorsTM  FANG+TM  ei    Index  -3X  Inverse  Leveraged  ETNs   REX MICROSECTORS     Call  Us  877-369-5412 Email  Us  us.etn@bmo.com (lc) Visit  Us  www.bmoetn.com  Bank  of  Montreal,  the  issuer  of  the  ETNs,  has  filed  a  registration  statement  (including  a  pricing  supplement,  prospectus  supplement  and  prospectus)  with  the  SEC  about  the  offering  to  which  this  free  writing  prospectus  relates.  Please  read  those  documents  and  the  other  documents  relating  to  this  offering  that  Bank  of  Montreal  has  filed  with  the  SEC  for  more  complete  information  about  Bank  of  Montreal  and  this  offering.  These  documents  may  be  obtained  without  cost  by  visiting  EDGAR  on  the  SEC  Website  at  www.sec.gov.  Alternatively,  Bank  of  Montreal,  any  agent  or  any  dealer  participating  in  this  offering  will  arrange  to  send  the  pricing  supplement,  the  prospectus  supplement  and  the  prospectus  if  so  requested  by  calling  toll-free  at  1-877-369-5412.  The  ETNs  are  senior,  unsecured  obligations  of  Bank  of  Montreal  and  are  subject  to  Bank  of  Montreal's  credit  risk.  Investment  suitability  must  be  determined  individually  for  each  investor,  and  the  ETNs  may  not  be  suitable  for  all  investors.  This  information  is  not  intended  to  provide and  should  not  be  relied  upon  as  providing  accounting,  legal,  regulatory  or  tax  advice.  Investors  should  consult  with  their  own  financial  advisors  as  to  these  matters.  The  ETNs  are  intended  to  be  daily  trading  tools  for  sophisticated  investors  to  manage  daily  trading  risks  as  part  of  an  overall  diversified  portfolio.  They  are  designed to  achieve  their  stated  investment  objectives  on  a  daily  basis.  You  should  proceed  with  extreme  caution  in  considering  an  investment  in  the  ETNs.  The  ETNs  do  not  guarantee  the  return  of  your  investment.  If  the  Intraday  Indicative  Value  for  the  ETNs  is  equal  to  or  less  than  $0  at  any  time  during  an  Exchange  Business Day  or  the  Indicative  Note  Value  is  equal  to  or  less  than  $0,  you  will  lose  all  of  your  investment  in  the  ETNs.  Even  if  the  Index  Closing  Level  has  decreased  from  the  Initial Index  Level,  you  may  receive  less  than  the  principal  amount  of  your  ETNs  upon  a  call,  redemption,  at  maturity,  or  if  you  sell  your  ETNs,  as  described  more  in  the  pricing supplement.  Leverage  increases  the  sensitivity  of  your  ETNs  to  changes  in  the  level  of  the  Index.  The  ETNs  are  not  suitable  for  investors  with  longer-term  investment  objectives.  In  particular,  the  ETNs  should  be  purchased  only  by  sophisticated  investors  who  do  not intend  to  hold  the  ETNs  as  a  buy  and  hold  investment,  who  are  willing  to  actively  and  continuously  monitor  their  investment  and  who  understand  the  consequences  of investing  in  and  of  seeking  daily  resetting  leveraged  investment  results.  Due  to  the  effect  of  compounding,  if  the  Indicative  Note  Value  increases,  any  subsequent  increase of  the  Index  level  will  result  in  a  larger  dollar  reduction  from  the  Indicative  Note  Value  than  if  the  Indicative  Note  Value  remained  constant;  the  converse  is  also  true.  The ETNs  are  subject  to  intraday  purchase  risk.  The  Indicative  Note  Value  is  reset  daily,  and  the  leverage  of  the  ETNs  during  any  given   Exchange  Business  Day  may  be  greater than  or  less  than  negative  three.  The  ETNs  are  subject  to  a  call  right,  which  may  adversely  affect  the  value  of,  or  your  ability  to  sell,  your  ETNs.  The  ETNs  do  not  pay  any  interest,  and  you  will  not  have any  ownership  rights  in  the  Index  constituents.  The  Index  Closing  Level  used  to  calculate  any  payment  by  the  Issuer  of  the  ETNs  may  be  less  than  the  Index  Closing Level  at  other  times  during  the  term  of  the  ETNs.  There  are  restrictions  on  your  ability  to  request  a  redemption  of  the  ETNs,  and  you  will  not  know  the  amount  due  upon redemption  at  the  time  you  elect  to  request  that  the  ETNs  be  redeemed.  The  Issuer  may  sell  additional  ETNs  but  is  under  no  obligation  to  do  so.  Market  disruptions  may  adversely  affect  your  return.  Significant  aspects  of  the  tax  treatment  of  the  ETNs  are  uncertain.  The  Intraday  Indicative  Value  and  the  Indicative  Note  Value  are  not  the  same  as  the  closing  price  or  any  other  trading  price  of  the  ETNs  in  the  secondary  market.  There  is no  assurance  that  your   ETNs  will  be  listed  or  continue  to  be  listed  on  a  securities  exchange,  and  they  may  not  have  an  active  trading  market.  The  value  of  the  ETNs  in  the secondary  market  may  be  influenced  by  many  unpredictable  factors.  The  Issuer  or  its  affiliates  may  have  economic  interests  that  are  adverse  to  those  of  the  holders  of  the  ETNs  as  a  result  of  our  business,  hedging  and  trading  activities,  or as  Calculation  Agent  of  the  ETNs,  and  may  have  published  research,  expressed  opinions  or  provided  recommendations  that  are  inconsistent  with  investing  in  or  holding the  ETNs,  and  may  do  so  in  the  future.  The  Index  has  limited  actual  historical  information.  The  Index  Calculation  Agent  may  adjust  the  Index  in  a  way  that  may  affect  its  level,  and  may,  in  its  sole  discretion, discontinue  the  public  disclosure  of  the  intraday  Index  value  and  the  end-of-day  closing  value  of  the  Index.  The  Index  lacks  diversification  and  is  vulnerable  to  fluctuations in  the  technology  and  consumer  discretionary  industries.  A  limited  number  of  Index  constituents  may  affect  the  Index  Closing  Level,  and  the  Index  is  not  necessarily representative  of  its  focus  industry.  An  Index  constituent  may  be  replaced  upon  the  occurrence  of  certain  adverse  events.  The  Index  uses  a  proprietary  selection methodology,  which  may  not  select  the  constituent  issuers  in  the  same  manner  as  would  other  index  providers  or  market  participants.  Use  of  Hypothetical  Back-Tested  Data  —  The  historical  data  of  the  Index  shown  herein  is  from  September  26,  2017.   Any  Index  data  shown  prior  to  that  date  is hypothetical  and  a  result  of  the  application  of  the  Index  methodology  to  historical  data,  and  has  inherent  limitations.   The  creation  of  hypothetical  data  necessarily involves  assumptions  and   cannot  take  into  account  the  impact  of  financial  risk  in  actual  trading.  Alternative  modeling  techniques  or  assumptions  may  produce  different hypothetical  back-tested  information  that  might  be  more  appropriate  and  that  might  differ  significantly  from  the  information  presented  herein.   The  hypothetical back-tested  data  herein  should  not  be  considered  indicative  of  actual  results  that  might  be  obtained  from  an  investment  in  a  financial  instrument  referencing  the  Index. Historical  and  hypothetical  back-tested  results  are  neither  an  indicator  nor  a  guarantee  of  future  Index  performance  or  the  return  of  the  ETNs.  Please  see  "Risk  Factors"  on  page  PS-12  of  the  Pricing  Supplement  dated  January  22,  2018.  We  urge  you  to  consult  your  investment,  legal,  tax,  accounting  and  other advisers  before  you  invest  in  the  ETNs.  MicroSectorsT"  and  REX'  are  registered  trademarks  of  REX  Shares,  LLC  ("REX").  FANG+"  is  a  registered  trademark  of  ICE  Data  Indices,  LLC  ("ICE  Data").  The  trademarks have  been  licensed  for  use  for  certain  purposes  by  Bank  of  Montreal.   The  NYSE°  FANG+"  Index  is  a  product  of  ICE  Data,  and  has  been  licensed  for  use  by  Bank  of Montreal.  The  notes  are  not  sponsored,  endorsed,  sold  or  promoted  by  REX  or  any  of  its  affiliates  or  third  party  licensors  (collectively,  "REX  Index  Parties")  or  by  ICE  Data or  any  of  its  affiliates  or  third  party  licensors  (collectively,  "ICE  Data  Index  Parties").  REX  Index  Parties  and  ICE  Data  Index  Parties  make  no  representation  or  warranty, express  or  implied,  to  the  owners  of  the  notes  or  any  member  of  the  public  regarding  the  advisability  of  investing  in  securities  generally  or  in  the  notes  particularly  or  the ability  of  the  NYSE°  FANG+"  Index  to  track  general  market  performance.  REX  Index  Parties  and  ICE  Data  Index  Parties'  only  relationship  to  Bank  of  Montreal  with  respect to  the  Index  is  the  licensing  of  the  Index  and  certain  trademarks,  service  marks  and/or  trade  names  of  REX  Index  Parties  and  ICE  Data  Index  Parties.  The  NYSE°  FANG+" Index  is  determined,  composed  and  calculated  by  ICE  Data  Index  Parties  without  regard  to  Bank  of  Montreal  or  the  notes.  ICE  Data  Index  Parties  have  no  obligation  to take  the  needs  of  Bank  of  Montreal  or  the  owners  of  notes  into  consideration  in  determining,  composing  or  calculating  the  NYSE°  FANG+"  Index.  REX  Index  Parties  and ICE  Data  Index   Parties  are  not  responsible  for  and  have  not  participated  in  the  determination  of  the  prices,  and  amount  of  the  notes  or  the  timing  of  the  issuance  or  sale of  the  notes  or  in  the  determination  or  calculation  of  the  equation  by  which  the  notes  are  to  be  converted  into  cash.  REX  Index  Parties  and  ICE  Data  Index  Parties  have no  obligation  or  liability  in  connection  with  the  administration,  marketing  or  trading  of  the  notes.  There  is  no  assurance  that  investment  products  based  on  the  NYSE° FANG+"  Index  will  accurately  track  index  performance  or  provide  positive  investment  returns.  Inclusion  of  a  security  within  an  index  is  not  a  recommendation  by  REX Index  Parties  or  ICE  Data  Index  Parties  to  buy,  sell,  or  hold  such  security,  nor  is  it  considered  to  be  investment  advice.    Member  FINRA,  SIPC   NOT  FDIC  INSURED  /  NOT  BANK  GUARANTEED  /  MAY  LOSE  VALUE